EXHIBIT 2.4



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                  PENGE CORP.,

                             PENGE ACQUISITION CORP.

                                       AND

                        PROFILE DIAGNOSTIC SCIENCES, INC.


                                  JUNE 30, 2005

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT is dated as of June 30, 2005, by and among Profile Diagnostic Sciences, Inc. a Delaware corporation ("Parent"), Penge Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY"), and Penge Corp., a Nevada corporation (the "COMPANY").

         WHEREAS, the Company is in the business of owning and operating tree and shrub nurseries (the "BUSINESS"); and

         WHEREAS, the Boards of Directors of Parent, the Company and Merger Subsidiary, and the shareholders of the Merger Subsidiary, have approved the merger of the Merger Subsidiary with and into the Company (the "MERGER") upon the terms and subject to the conditions set forth herein and are seeking approval from the shareholders of the Company for the same; and

         WHEREAS, Parent recently effected a 25 for one reverse split of its outstanding voting securities, and all computations herein take into account the effects of that reverse split on the outstanding securities of Parent; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "CODE"); and

         WHEREAS, the parties hereto desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1
                        THE MERGER; CONVERSION OF SHARES

         1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), the Merger Subsidiary will be merged with and into the Company in accordance with the provisions of Chapter 92A of the Nevada Revised Statutes (the "NEVADA ACT"), whereupon the separate corporate existence of the Merger Subsidiary will cease, and the Company will continue as the surviving corporation (THE "SURVIVING CORPORATION"). From and after the Effective Time, the Surviving Corporation will possess all the rights, privileges, powers, and franchises and be subject to all the restrictions, disabilities, and duties of the Company and Merger Subsidiary, all as more fully described in Chapter 92A of the Nevada Act.

         1.2 EFFECTIVE TIME. As soon as practicable after each of the conditions set forth in Article 5 and Article 6 has been satisfied or waived, the Company and Merger Subsidiary will file, or cause to be filed, with the Secretary of State of the State of Nevada, Articles of Merger for the Merger, which Articles will be in substantially the form attached hereto as EXHIBIT 1.2 (the "ARTICLES OF MERGER"). The Merger will become effective at the time such filing is made or, if agreed to by Parent and the Company, such later time or date set forth in

         1.3 CLOSING.

                  (a) CLOSING. Unless this Agreement has been terminated and the transactions contemplated herein have been abandoned pursuant to
         Article 7 hereof, the closing of the Merger (the "CLOSING") will take place at a time and on a date (the "CLOSING DATE") to be specified by the parties, which will be no later than July 31, 2005 (the "TERMINATION DATE"); provided, however, that all of the conditions provided for in Articles 5 and 6 hereof shall have been SATISFIED or waived by such date. The Closing shall take place by the exchange of facsimile counterpart signature pages to the Closing, at which time the documents and instruments necessary or appropriate to effect the transactions contemplated herein will be exchanged by the parties. With one business day of such closing by facsimile, the parties shall deliver originals of all closing deliveries to the offices of Parr Waddoups Brown Gee & Loveless, 185 South State Street, Suite 1300, Salt Lake City, Utah 84111, or such other place as the parties may agree. Except as otherwise provided herein, all actions taken at the Closing will be deemed to be taken simultaneously.

                  (b) PAYMENT TO TRYANT. At Closing, the Company shall pay Tryant LLC, a Delaware limited liability company ("Tryant"), the sum of $150,000 by wire transfer to an account designated by Tryant, $50,000 of which has already been deposited into the Trust Account of Leonard
         W. Burningham, Esq., counsel for Parent.

                  (c) CONVERSION OF INTERESTS. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Company and/or the Merger Subsidiary:

                           (i) Except as set forth in Section 1.3(c)(ii) below
                  and except with respect to Dissenting Shares (as defined in Section 1.8), all of the shares of common stock of the Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time will collectively be converted into the right to receive an aggregate number of shares of common stock of the Parent, $0.001 par value per share ("PARENT COMMON STOCK") equal to the number of shares of Company Common Stock outstanding (and not held of record by Parent, Merger Subsidiary or the Company or any direct or indirect subsidiary of Parent, Merger Subsidiary or the Company) as of the Effective Time (with each individual share of Company Common Stock converting into the right to receive a pro rata portion thereof). The amount of Parent Common Stock into which shares of Company Common Stock is converted is referred to herein as the "MERGER CONSIDERATION."

                           (ii) Each share of Company Common Stock issued and
                  outstanding immediately prior to the Effective Time that is then owned beneficially or of record by Parent, Merger Subsidiary or the Company, or any direct or indirect subsidiary of Parent, Merger Subsidiary or the Company will be canceled without payment of any consideration therefor and without any conversion thereof. All Dissenting Shares will be treated as set forth in Section 1.8

                           (iii) All of the shares of common stock of Merger
                  Subsidiary, par value $1.00 per share ("MERGER SUBSIDIARY COMMON STOCK"), issued and outstanding immediately prior to the Effective Time will collectively be converted into a number of shares of common stock of the Surviving Corporation equal to the number of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.

                  (d) OPTIONS. Effective as of the Closing Time, the Company hereby assigns to Parent, and Parent hereby assumes, all rights and obligations of the Company arising under Company's 2002 Stock Incentive Plan (the "OPTION PLAN"). As permitted by the Option Plan, each outstanding option to purchase Company Common Stock shall automatically be converted into an option (a "REPLACEMENT OPTION") to purchase the number of shares of Parent Common Stock into which the number of shares of Company Common Stock with respect to which such options was execisable immediately prior to the Effective Time converts to in the Merger (with the same aggregate exercise price and a proportionate adjustment in the per share exercise price). Each Replacement Option shall have the same vesting terms and expiration date as the options that it is replacement and shall otherwise be subject to all terms and conditions of the Option Plan. Following the Effective Time, Parent shall promptly take such steps as are necessary in order to issue agreements reflecting this Section 1.3(d).

         1.4 POST-CLOSING EXCHANGES.

                  (a) As soon as reasonably practicable after the Effective Time, Parent will mail to each person that held Company Common Stock immediately prior to the Effective Time ("SHAREHOLDER") (i) a notice advising the Shareholders that the Merger has become effective and a letter of transmittal in customary and appropriate form (which will specify that delivery will be effected, and risk of loss and title of a certificate or certificates that immediately before the Effective Time represented shares of Company Common Stock (a "Certificate") will pass, only upon proper delivery of the Certificates to Parent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the number of shares of Parent Common Stock such Shareholder is entitled to receive pursuant to Section 1.3(c). Upon surrender of a Certificate for cancellation to Parent or to such agent or agents as may be appointed by Parent, together with such letter of transmittal, properly completed and duly executed, and such other customary documents as may reasonably be required by Parent, the holder of such Certificate will be entitled to receive in exchange therefor a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock into which the Company Shares theretofore represented by such Certificate have been converted pursuant to Section 1.3(c), and the Certificate so surrendered will be canceled. In the event of a transfer of ownership of Company shares that is not registered in the transfer records of Company, delivery of the number of Shares of Parent Common Stock to which such transferred Company Shares are entitled may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is properly endorsed or otherwise is in proper form for transfer, if the transfer is in compliance with applicable state and federal securities laws and the person requesting such delivery pays any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such Certificate or establishes to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.4(a), each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a number of shares of Parent Common Stock into which the share of Company Common Stock theretofore represented by such Certificate will have been converted pursuant to Section 1.3(c). No interest will be paid or will accrue on shares of Parent Common Stock deliverable upon the surrender of any Certificate.

                  (b) All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof will be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Stock.

                  (c) As of the Effective Time, the holders of Certificates representing shares of Company Common Stock will cease to have any rights as shareholders of the Company (except such rights, if any, as the holders of Dissenting Shares may have pursuant to the Nevada Act).

                  (d) No fractional shares of Parent Common Stock will be issued upon the surrender for exchange of Company Certificates; no dividend or other distribution of Parent will relate to any fractional share; and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. All fractional shares of Parent Common Stock to which a holder of Company Common Stock immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, will be aggregated if and to the extent multiple Certificates of such holder are submitted together to Parent. If a fractional share results from such aggregation, then such fractional share will be rounded up to the nearest whole share and each holder of shares of Company Common Stock Interests who otherwise would be entitled to receive such fractional share of Parent Common Stock will receive one whole share in lieu of such fractional share.

                  (e) To the extent that any outstanding rights exercisable for, or convertible into, Company Common Stock do not include provisions into which such rights automatically convert at the Effective Time into rights exercisable for, or convertible into, Parent Common Stock, on terms reflecting the exchange rate implicit in the Merger, Parent shall promptly use commercially reasonable efforts to obtain from the holders of such rights amendments to governing instruments causing such rights to become exercisable for, or convertible into, Parent Common Stock, on terms reflecting the exchange rate implicit in the Merger.

         1.5 ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION. The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time will be the Articles of Incorporation of the Surviving Corporation.

         1.6 BYLAWS OF THE SURVIVING CORPORATION. The Bylaws of the Company, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

         1.7 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of the Company, as of the Effective Time, shall continue as the directors of the Surviving Corporation.

         1.8 DISSENTING SHARES. Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock, the holder of which has demanded and perfected such holder's right to dissent from the Merger and to be paid the fair value of such shares in accordance with Sections 92A.300 to 92A.500 of the Nevada Act and, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("DISSENTING SHARES"), will not be converted into or represent a right to receive Parent Common Stock into which Company Common Stock are converted pursuant to Section 1.3(c) hereof, but the holder thereof will be entitled only to such rights as are granted by Section 92A.300 to 92A.500 of the Nevada Act. Prior to the Effective Time, the Company will give Parent prompt written notice of any notice of intent to demand fair value for any Company Common Stock, withdrawals of such notices, and any other instruments served pursuant to the Nevada Act and received by the Company. Notwithstanding the provisions of this Section 1.8, if any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the applicable consideration to which such Shareholder is then entitled under Section 1.3(c) of this Agreement and Nevada Law, without interest thereon and upon surrender of the certificate representing such shares (and the Merger Consideration shall be proportionately adjusted to reflect the increase in shares of Company Common Stock eligible for conversion in the Merger).

         1.9 REVERSE SPLIT/COMBINATION OF PARENT COMMON STOCK. Parent hereby covenants that for a two-year (2-year) period following the Effective Time, it shall not effect any reverse stock split of Parent Common Stock without the prior written of Tryant (other than a single 2 to 1 reverse split).

         1.10 RESTRICTED SECURITIES. The parties acknowledge and agree that the offers and issuance of shares of Parent Common Stock under this Agreement has not been, and will not be, registered under the Securities Act of 1933, as amended (the "SECURITIES ACT") or any state securities laws and that such offer and issuance are being made in reliance upon exemptions from the registration requirements of the Securities Act and state securities laws. Accordingly, all shares of Parent Common Stock issued in connection with the Merger will be "restricted securities," as that term is defined in Rule 144 promulgated under the Securities Act, and all certificates representing shares of Parent Common Stock will bear appropriate legends evidencing the restrictions on transfer imposed by the Securities Act and other securities laws.

                                   ARTICLE 2
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Parent that the statements contained in this Article 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Effective Time (as though made then and as though the Effective Time were substituted for the date of this Agreement throughout this Article 2), except as set forth in the disclosure schedule delivered by the Company in connection with the Agreement (the "COMPANY DISCLOSURE SCHEDULE"). The Company Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs and subparagraphs contained in this Section 2. Any matter disclosed on the Company Disclosure Schedule in respect of a particular representation will be deemed to have been disclosed in respect of any other representation calling for a similar or related type of disclosure (even if such matter is not specifically referenced to the lettered and numbered paragraphs relating to such representation), if and only to the extent that, it is clear from a reading of the disclosure that it applies to such other representation. Notwithstanding the foregoing, the Company Disclosure Schedule shall be deemed to include all information contained in the Amendment No. 2 on Form SB-2, File No. 333-119947 filed by the Company with the Securities and Exchange Commission (the "SEC") on January 14, 2005 (including all exhibits thereto and incorporated by reference therein, the "FORM SB-2"), and the requirement that the Company Disclosure Schedule be divided in Sections corresponding to the section of this Article 2 shall not apply to information included in the Company Disclosure Schedule by means of the Form SB-2.

         2.1 [intentionally omitted]

         2.2 CORPORATE ORGANIZATION, ETC. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with the requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets, is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company. The Company Disclosure Schedule contains a list of all jurisdictions in which the Company is qualified or licensed to do business and includes complete and correct copies of the Company's articles of incorporation and bylaws. Other than as set forth in Section 2.2 of Company Disclosure Schedule, the Company does not have any subsidiaries or own or control any capital stock of any corporation or any interest in any partnership, joint venture or other entity.

         2.3 CAPITALIZATION. The authorized capital securities of the Company is set forth in the Company Disclosure Schedule. The number of shares of Company Common Stock outstanding, as of the date of this Agreement and as set forth in the Company Disclosure Schedule, represent all of the issued and outstanding capital securities of the Company. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights. Other than as set forth in the Company Disclosure Schedule, there are no shares of Company Common Stock or other equity securities of the Company outstanding or any securities convertible into or exchangeable for such interests, securities or rights. Other than as set forth on the Company Disclosure Schedule and pursuant to this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which the Company is a party, or by which it is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of the Company, including any right of conversion or exchange under any security or other instrument.

         2.4 AUTHORIZATION, ETC. The Company has all requisite corporate power and authority to enter into, execute, deliver, and, subject to its obtaining approval for the Merger from the holders of Company Common Stock, perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Company and is the valid and binding legal obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, moratorium, principles of equity and other limitations limiting the rights of creditors generally.

         2.5 NON-CONTRAVENTION. Except as set forth in the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement, and each other agreement to be entered into in connection with this Agreement, nor the consummation of the transactions contemplated herein will:

                  (a) violate, contravene or be in conflict with any provision of the articles of incorporation or bylaws of the Company;

                  (b) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which the Company is a party or by which the Company or any of the Company's properties or assets is bound;

                  (c) result in the creation or imposition of any pledge, lien, security interest, restriction, option, claim or charge of any kind whatsoever ("ENCUMBRANCES") upon any property or assets of the Company under any debt, obligation, contract, agreement or commitment to which the Company is a party or by which the Company or any of the Company's assets or properties is bound; or

                  (d) materially violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (referred to herein individually as a "LAW" and collectively as "LAWS") of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority applicable to the Company or its assets and properties (referred to herein individually as an "AUTHORITY" and collectively as "AUTHORITIES").

         2.6 CONSENTS AND APPROVALS. Except as set forth in the Company Disclosure Schedule, with respect to the Company, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with ("CONSENT") any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated herein.

         2.7 FINANCIAL STATEMENTS. The Company Disclosure Schedule contains a copy of the financial statements of the Company for the fiscal year ended June 30, 2004 and 2003, and the period ended March 31, 2005 (the "COMPANY FINANCIAL STATEMENTS"). Except as disclosed therein or in the Company Disclosure Schedule, the aforesaid Company Financial Statements: (i) are in accordance with the books and records of the Company and have been prepared in conformity with United States Generally Accepted Accounting Principals ("GAAP") (except as stated therein or in the notes thereto); and (ii) are true, complete and accurate in all material respects and fairly present the financial position of the Company as of the date thereof, and the income or loss for the period then ended.

         2.8 ABSENCE OF UNDISCLOSED LIABILITIES. The Company does not have any material liabilities or obligations or claims of any kind whatsoever, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a "LIABILITY" and collectively as "LIABILITIES"), other than: (a) Liabilities that are fully reflected or reserved for in the Balance Sheet or not required to be reflected thereon pursuant to GAAP; (b) Liabilities that are set forth on the Company Disclosure Schedule; (c) Liabilities incurred by the Company in the ordinary course of business after the date of the Balance Sheet and consistent with past practice; (d) Liabilities in an amount not to exceed $50,000 individually or in the aggregate unless such amounts are disclosed on the Company Disclosure Schedule; or (e) Liabilities for express executory obligations to be performed after the Closing under the contracts described in Section 2.14 of the Company Disclosure Schedule.

         2.9 ABSENCE OF CERTAIN CHANGES. Except as set forth in the Company Disclosure Schedule, since March 31, 2005, the Company has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions:

                  (a) the Company has not experienced any change that has had or could reasonably be expected to have a Material Adverse Effect on the Company; and

                  (b) the Company has not suffered (i) any loss, damage, destruction or other property or casualty (whether or not covered by insurance) or (ii) any loss of officers, employees, dealers, distributors, independent contractors, customers or suppliers, which had or may reasonably be expected to result in a Material Adverse Effect on the Company.

         2.10 ASSETS. Except as set forth in the Company Disclosure Schedule, the Company has good and marketable title to all of its assets and properties, whether or not reflected in the Balance Sheet or acquired after the date thereof (except for properties sold or otherwise disposed of since the date thereof in the ordinary course of business and consistent with past practices), that relate to or are necessary for the Company to conduct its business and operations as currently conducted (collectively, the "ASSETS"), free and clear of any mortgage, pledge, lien, security interest, conditional or installment sales agreement, encumbrance, claim, easement, right of way, tenancy, covenant, encroachment, restriction or charge of any kind or nature (whether or not of record) (a "LIEN"), other than (i) liens securing specific Liabilities shown on the Balance Sheet with respect to which no breach, violation or default exists;
(ii) mechanics', carriers', workers' or other like liens arising in the ordinary course of business; (iii) minor imperfections of title that do not individually or in the aggregate, impair the continued use and operation of the Assets to which they relate in the operation of the Company as currently conducted; and
(iv) liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings ("PERMITTED LIENS").

         2.11 RECEIVABLES AND PAYABLES.

                  (a) Except as set forth on the Company Disclosure Schedule, all accounts receivable of the Company represent sales in the ordinary course of business and, to the Company's knowledge, are current and collectible net of any reserves shown on the Balance Sheet and none of such receivables is subject to any Lien other than a Permitted Lien.

                  (b) Except as set forth on the Company Disclosure Schedule, all payables by the Company arose in bona fide transactions in the ordinary course of business and no such payable is delinquent by more than sixty (60) days beyond the due date in its payment.

         2.12 INTELLECTUAL PROPERTY RIGHTS. The Company owns or has the unrestricted right to use all patents, patent applications, patent rights, registered and unregistered trademarks, trademark applications, tradenames, service marks, service mark applications, copyrights, internet domain names, computer programs and other computer software, inventions, know-how, trade secrets, technology, proprietary processes, trade dress, software and formulae (collectively, "INTELLECTUAL PROPERTY RIGHTS") used in, or necessary for, the operation of its Business as currently conducted or proposed to be conducted. Except as set forth on the Company Disclosure Schedule, to the Company's knowledge, the use by the Company of all Intellectual Property Rights necessary or required for the conduct of the Business of the Company as presently conducted and as proposed to be conducted does not infringe or violate the Intellectual Property Rights of any person or entity. Except as described on the Company Disclosure Schedule, to the Company's knowledge: (a) the Company does not own or use any Intellectual Property Rights pursuant to any written license agreement (other than a so-called "shrink wrap" license agreements or similar agreements related to off-the-shelf software for which aggregate licensing fees do not, or would not exceed $1,000, per year (a "SHRINK-WRAP LICENSE"); (b) the Company has not granted any person or entity any rights, pursuant to a written license agreement or otherwise, to use the Intellectual Property Rights; and (c) the Company owns, has unrestricted right to use and has sole and exclusive possession of and has good and valid title to, all of the Intellectual Property Rights owned by the Company, free and clear of all Liens and Encumbrances. All license agreements relating to Intellectual Property Rights are binding and there is not, under any of such licenses, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default, or would constitute a basis for a claim on non-performance) on the part of the Company or, to the knowledge of the Company, any other party thereto.

         2.13 LITIGATION. Except as set forth in the Company Disclosure Schedule, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, or any judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or, to the knowledge of the Company, threatened or contemplated by or against or involving the Company, its assets, properties or business or its directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

         2.14 CONTRACTS AND COMMITMENTS; NO DEFAULT.

                  (a) Except as set forth in the Company Disclosure Schedule, the Company is not a party to, nor are any of the Assets bound by, any written OR ORAL:

                           (i) employment, non-competition, consulting or
                  severance agreement, collective bargaining agreement, or pension, profit-sharing, incentive compensation, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay or retirement plan or agreement;

                           (ii) indenture, mortgage, note, installment
                  obligation, agreement or other instrument relating to the borrowing of money by the Company;

                           (iii) contract, agreement, lease (real or personal
                  property) or arrangement that (A) is not terminable on less than 30 days' notice without penalty, (B) is not over one year in length of obligation of the Company, or (C) involves an obligation of more than $50,000 over its term;

                           (iv) contract, agreement, commitment or license
                  relating to Intellectual Property Rights (other than a Shrink-Wrap License);

                           (v) obligation or requirement to provide funds to or
                  make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity; or

                           (vi) outstanding sales or purchase contracts,
                  commitments or proposals that will result in any material loss upon completion or performance thereof after allowance for direct distribution expenses, or bound by any outstanding contracts, bids, sales or service proposals quoting prices that are not reasonably expected to result in a normal profit.

                  (b) True and complete copies (or summaries, in the case of oral items) of all agreements disclosed pursuant to this Section 2.14 (the "COMPANY CONTRACTS") have been provided to Parent for review or are available on the SEC's EDGAR website. Except as set forth in the Company Disclosure Schedule, all of the Company Contracts items are valid and enforceable by and against the Company in accordance with their terms, and are in full force and effect. The Company is not in breach, violation or default, however defined, in the performance of any of its obligations under any of the Company Contracts, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof by the Company, and, to the knowledge of the Company, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

         2.15 COMPLIANCE WITH LAW; PERMITS AND OTHER OPERATING RIGHTS. Except as set forth in the Company Disclosure Schedule, the Assets, properties, business and operations of the Company are and have been in compliance in all respects with all Laws applicable to the Company's assets, properties, business and operations, except where the failure to comply would not have a Material Adverse Effect. The Company possesses all material permits, licenses and other authorizations from all Authorities necessary to permit it to operate its business in the manner in which it presently is conducted, except where the failure to possession such permits, licenses and other operations would not have a Material Adverse Effect) and the consummation of the transactions contemplated by this Agreement will not prevent the Company from being able to continue to use such permits and operating rights. The Company has not received notice of any violation of any such applicable Law, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any Authority.

         2.16 BROKERS. Neither the Company nor, to the knowledge of the Company, any of the its directors, officers or employees, has employed any broker, finder, investment banker or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to the Company for any such fee or commission to be claimed by any person or entity. The parties agree that amounts payable by the Company to Tryant hereunder do not constitute a fee within the scope of this Section 2.16.

         2.17 ISSUANCE OF PARENT COMMON STOCK. To the Company's knowledge, as of the date of this Agreement and as of the Effective Time, no facts or circumstances exist or will exist that could cause the issuance of Parent Common Stock pursuant to the Merger to fail to meet the exemption from the registration requirements of the Securities Act set forth in Rule 506 of Regulation D under of the Securities Act.

         2.18 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other material records of the Company, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices. The minute books of the Company contain accurate and complete records of all formal meetings held of, and corporate action taken by, the directors and officers, the managers and committees of the managers of the Company. At the Closing, all of those books and records will be in the possession of the Company.

         2.19 BUSINESS GENERALLY; ACCURACY OF INFORMATION. No representation or warranty made by the Company in this Agreement, the Company Disclosure Schedule, or in any document, agreement or certificate furnished or to be furnished to Parent at the Closing by or on behalf of the Company in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein.

                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE PARENT
                            AND THE MERGER SUBSIDIARY

         Parent and Merger Subsidiary hereby represent and warrant to the Company that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Effective Time (as though made then and as though the Effective Time were substituted for the date of this Agreement throughout this Article 3), except as set forth in the disclosure schedule delivered by Parent and Merger Subsidiary in connection with the Agreement (the "PARENT DISCLOSURE SCHEDULE"). The Parent Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs and subparagraphs contained in this Section 3. Any matter disclosed on the Parent Disclosure Schedule in respect of a particular representation will be deemed to have been disclosed in respect of any other representation calling for a similar or related type of disclosure (even if such matter is not specifically referenced to the lettered and numbered paragraphs relating to such representation), if and only to the extent that, it is clear from a reading of the disclosure that it applies to such other representation.

         3.1 [intentionally omitted]

         3.2 CORPORATE ORGANIZATION, STANDING AND POWER. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each of Parent and Merger Subsidiary has all corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent and Merger Subsidiary. Parent owns all of the outstanding capital stock of Merger Subsidiary. Parent does not own or control any capital stock of any corporation or any interest in any partnership, joint venture or other entity, other than Merger Subsidiary.

         3.3 AUTHORIZATION. Each of Parent and the Merger Subsidiary has all the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Board of Directors of Parent and the Merger Subsidiary, and Parent as the sole shareholder of the Merger Subsidiary, have taken all action required by law, their respective articles of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement is the valid and binding legal obligation of Parent and the Merger Subsidiary enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws that affect creditors' rights generally.

         3.4 CAPITALIZATION. The authorized capital securities of the Parent and Merger Subsidiary are set forth in the Parent Disclosure Schedule. The number of shares of Parent Common Stock, as of the date of this Agreement and as set forth in the Parent Disclosure Schedule, represent all of the issued and outstanding capital securities of the Parent. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights. There are no shares of Parent Common Stock or other equity securities of Parent outstanding or any securities convertible into or exchangeable for such interests, securities or rights. Other than as set forth on the Parent Disclosure Schedule and pursuant to this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which Parent is a party, or by which it is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of Parent, including any right of conversion or exchange under any security or other instrument.

         3.5 NON-CONTRAVENTION. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will:

                  (a) violate any provision of the articles of incorporation or bylaws of Parent or the Merger Subsidiary; or

                  (b) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to, any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Parent or the Merger Subsidiary is a party or by which Parent or the Merger Subsidiary or any of their respective properties or assets is bound;

                  (c) result in the creation or imposition of any Encumbrance upon any property or assets of Parent or the Merger Subsidiary under any debt, obligation, contract, agreement or commitment to which Parent or the Merger Subsidiary is a party or by which Parent or the Merger Subsidiary or any of their respective properties or assets is bound; or

                  (d) violate any Law of any Authority.

         3.6 CONSENTS AND APPROVALS. No Consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by Parent or Merger Subsidiary of this Agreement, or the consummation of the transactions contemplated herein, other than any Consent which, if not made or obtained, will not, individually or in the aggregate, have a Material Adverse Effect on the business of Parent or Merger Subsidiary.

         3.7 VALID ISSUANCE. The Parent Common Stock to be issued in connection with the Merger will be duly authorized and, when issued, delivered and paid for as provided in this Agreement, will be validly issued, fully paid and non-assessable.

         3.8 FINANCIAL STATEMENTS. The Parent Disclosure Schedule contains a copy of the financial statements of the Parent as of the years ended December 31, 2004 and 2003, and the period ended March 31, 2005 (the "PARENT FINANCIAL STATEMENTS"). Except as disclosed therein or in the Parent Disclosure Schedule, the aforesaid Parent Financial Statements: (i) are in accordance with the books and records of the Parent and have been prepared in conformity with GAAP (except as stated therein or in the notes thereto); and (ii) are true, complete and accurate in all material respects and fairly present the financial position of the Parent as of the date thereof, and the income or loss for the period then ended.

         3.9 NO LIABILITIES. As of the date hereof, Parent does not have any Liabilities, except for (i) Liabilities expressly stated in the most recent balance sheet included in the Parent Disclosure Schedule or the notes thereto, or (ii) Liabilities which do not exceed $1,000 in the aggregate. As of the Effective Time, Parent will not have any Liabilities.

         3.10 NO ASSETS. As of the Closing, Parent will not have any assets or operations of any kind, except as identified in the most recent balance sheet and notes thereto included in the Parent Disclosure Schedule.

         3.11 ABSENCE OF CERTAIN CHANGES. Except as set forth in the Parent Disclosure Schedule, Parent has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions, Parent has not experienced any change that has had or could reasonably be expected to have a Material Adverse Effect on the Parent.

         3.12 LITIGATION. Except as disclosed in the Parent Disclosure Schedule, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, or any judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or, to the knowledge of the Parent or the Merger Subsidiary, threatened or contemplated by or against or involving the Parent, its assets, properties or business or its directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

         3.13 CONTRACTS AND COMMITMENTS; NO DEFAULT. The Parent is not a party to, nor are any of its Assets bound by, any contract, agreement, commitment, note, covenant or promise, written or oral (a "PARENT CONTRACT"); that is not disclosed in the Parent Disclosure Schedule. Except as disclosed in the Parent Disclosure Schedule, none of the Parent Contracts contains a provision requiring the consent of any party with respect to the consummation of the transactions contemplated by this Agreement. The Parent is not in breach, violation or default, however defined, in the performance of any of its obligations under any of the Parent Contracts, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof, and, to the knowledge of the Parent, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

3.14 NO BROKER OR FINDER. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent.

         3.15 INTERCOMPANY AND AFFILIATE TRANSACTIONS; INSIDER INTERESTS. Except as expressly identified in the Parent Disclosure Schedule or in the Consent of Directors of Parent approving the Merger which has been executed and provided to the Company prior to execution, there are, and during the last two years there have been, no transactions, agreements or arrangements of any kind, direct or indirect, between the Parent, on the one hand, and any director, officer, employee, stockholder, or affiliate of the Parent, on the other hand, including, without limitation, loans, guarantees or pledges to, by or for the Parent or from, to, by or for any of such persons, that are currently in effect.

         3.16 BUSINESS GENERALLY; ACCURACY OF INFORMATION. No representation or warranty made by the Parent or Merger Subsidiary in this Agreement, the Parent Disclosure Schedule, or in any document, agreement or certificate furnished or to be furnished to the Company at the Closing by or on behalf of the Parent or Merger Subsidiary in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein.

         3.17 COMPLIANCE WITH LAW; PERMITS AND OTHER OPERATING RIGHTS. The assets, properties, business and operations of Parent and Merger Subsidiary are and have been in compliance in all respects with all Laws applicable to the Parent assets, properties, business and operations, except where the failure to comply would not have a Material Adverse Effect. Parent and Merger Subsidiary possess all material permits, licenses and other authorizations from all Authorities necessary to permit it to operate their businesses in the manner in which they presently are conducted, except where the failure to possession such permits, licenses and other operations would not have a Material Adverse Effect) and the consummation of the transactions contemplated by this Agreement will not prevent the Parent or Merger Subsidiary from being able to continue to use such permits and operating rights. Parent has not received notice of any violation of any such applicable Law, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any Authority. Merger Subsidiary has not had operations at any time and was created after June 15, 2005 for the sole purpose of becoming a party to this Agreement.

         3.18 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other material records of Parent and Merger Subsidiary, all of which have been made available to the Company, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices. The minute books of the Parent and Merger Subsidiary contain accurate and complete records of all formal meetings held of, and corporate action taken by, the directors and officers, the managers and committees of the managers of the Parent and Merger Subsidiary. Immediately following Closing, all of those books and records shall be transferred to the Company.

         3.19 MATERIAL LIABILITY TO AN AUTHORITY. Parent has filed all reports or returns related to all federal, state or local taxes of any time owed or owing by Parent, and Parent has paid all federal, state and local taxes and assessments owed by Parent with respect to time periods prior to the Effective Time. Parent has complied and is in compliance in all respects with all applicable federal, state, and local laws, statutes, ordinances and regulations, and any judicial or administrative interpretation thereof, relating to regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Parent has no obligations under, or with respect to, any retirement plan, employee benefit plan or plan of any kind subject to the Employee Retirement Income Security Act of 1974.

                                   ARTICLE 4
                            COVENANTS OF THE PARTIES

         4.1 CONDUCT OF BUSINESS. Except as contemplated by this Agreement or as contemplated by Section 4.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Closing Date, each of Parent, the Company and Merger Subsidiary will conduct its business and operations according to its ordinary and usual course of business consistent with past practices. Without limiting the generality of the foregoing, and, except as otherwise expressly provided in this Agreement or as otherwise disclosed on the Parent Disclosure Schedule or Company Disclosure Schedule, respectively, prior to the Closing Date, without the prior written consent of the other party, not to be unreasonably delayed, none of Parent, Merger Subsidiary or the Company will:

                  (a) amend its articles of incorporation or bylaws;

                  (b) issue, reissue, sell, deliver or pledge or authorize or propose the issuance, reissuance, sale, delivery or pledge of shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock;

                  (c) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

                  (d) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, redeem or otherwise acquire any shares of its capital stock or other securities, alter any term of any of its outstanding securities;

                  (e) (i) except as required under any employment agreement, increase in any manner the compensation of any of its directors, officers or other employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such director, officer or employee, whether past or present; or (iii) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment ) with or for the benefit of any person, or, except to the extent required to comply with applicable law, amend any of such plans or any of such agreements in existence on the date of this Agreement;

                  (f) incur, assume, suffer or become subject to, whether directly or by way of guarantee or otherwise, any Liabilities which, individually or in the aggregate, exceed $10,000 in the case of Parent or $50,000 in the case of the Company;

                  (g) make or enter into any commitment for capital expenditures in excess of $10,000 in the case of Parent or $50,000 in the case of the Company;

                  (h) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any affiliate or associate of any of its officers or directors;

                  (i) terminate, enter into or amend in any material respect any contract, agreement, lease, license or commitment, or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any contract, except in the ordinary course of business and consistent with past practice;

                  (j) acquire any of the business or assets of any other person or entity;

                  (k) permit any of its current insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than coverage remaining under those cancelled, terminated or lapsed are in full force and effect;

                  (l) enter into other material agreements, commitments or contracts not in the ordinary course of business or in excess of current requirements;

                  (m) settle or compromise any suit, claim or dispute, or threatened suit, claim or dispute (other than any settlement or compromise having no effect upon the Company, its assets, operations or financial position); or

                  (n) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect in any material respect.

         Nothing herein shall prevent the Company from operating its business in the ordinary course and consistent with past practice.

         4.2 FULL ACCESS. Throughout the period prior to Closing, each party will afford to the other and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, reasonable access to the facilities, properties, books and records of the party in order that the other may have full opportunity to make such investigations as it will desire to make of the affairs of the disclosing party. Each party will furnish such additional financial and operating data and other information as the other will, from time to time, reasonably request, including without limitation access to the working papers of its independent certified public accountants; PROVIDED, HOWEVER, that any such investigation will not affect or otherwise diminish or obviate in any respect any of the representations and warranties of the disclosing party.

         4.3 CONFIDENTIALITY. Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein ("INFORMATION") in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible (collectively, "DISCLOSE"), or permit the Disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party's counsel, by other requirements of Law; provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing party will first obtain the recipients' undertaking to comply with the provisions of this Section with respect to such information. The term "INFORMATION" as used herein will not include any information relating to a party that the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing party; (iii) to have been available to the public at the time of its receipt by the disclosing party;
(iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom it originally received such information all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. A party hereto will be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information.

         4.4 FILINGS; CONSENTS; REMOVAL OF OBJECTIONS. Subject to the terms and conditions herein provided, the parties hereto will use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert commercially reasonable efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

         4.5 FURTHER ASSURANCES; COOPERATION; NOTIFICATION.

                  (a) Each party hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the reasonable request of Parent and without further consideration, the Company and Merger Subsidiary will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Parent may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby.

                  (b) At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in this Article 4.

         4.6 SUPPLEMENTS TO DISCLOSURE SCHEDULE. Prior to the Closing, each party will supplement or amend its respective Disclosure Schedule with respect to any event or development which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty of the Company which has been rendered inaccurate by reason of such event or development. For purposes of determining the accuracy as of the date hereof of the representations and warranties of the Company contained in Article 2 hereof or Parent in Article 3 hereof in order to determine the fulfillment of the conditions set forth herein, the Disclosure Schedule of each party will be deemed to exclude any information contained in any supplement or amendment hereto delivered after the delivery of the Disclosure Schedule.

         4.7 PUBLIC ANNOUNCEMENTS. None of the parties hereto will make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other parties, which consent will not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that any of the parties hereto may at any time make any announcements that are required by applicable Law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other parties of such requirement and discusses with the other parties in good faith the exact proposed wording of any such announcement.

         4.8 SATISFACTION OF CONDITIONS PRECEDENT. Each party will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are applicable to them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of third parties and to make filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

         4.9 RESIGNATION OF OFFICERS AND DIRECTORS. At the Closing, the pre-Closing officers and directors of Parent shall submit their written resignations from such offices effective as of the Closing. Prior to their resignations, the pre-Closing directors of Parent shall appoint to the board of directors of Parent those persons indicated in Section 1.8(b), effective as of the Closing.

         4.10 PREPARATION OF PROXY STATEMENT/PRIVATE PLACEMENT MEMORANDUM. The parties shall jointly and immediately complete the preparation of a Proxy Statement/Private Placement Memorandum (the "MEMORANDUM") pursuant to which Company shall solicit the approval of its Shareholders to the transactions contemplated by this Agreement as provided below, and Parent shall offer to the Shareholders the shares of Parent Common Stock to be issued to Shareholders pursuant to the transactions contemplated by this Agreement. The Company and Parent each undertake to the other that all information provided for inclusion in the Memorandum by Company on the one hand and Parent on the other hand will not contain any untrue statement of material fact or omit to state a material fact required to be stated herein or therein necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The parties shall jointly seek to ensure that the Memorandum complies with all requirements of applicable state and federal securities laws with respect to the solicitations of approvals by the Shareholders of the transactions contemplated herein and the offer and issuance of the shares of Parent Common Stock to the Shareholders pursuant to the transactions contemplated by this Agreement.

         4.11 INVESTMENT LETTERS. In connection with its efforts to obtain Company Shareholder approval of this Agreement and the Merger and the other transactions contemplated by this Agreement, the Company shall send to each Shareholder with the Memorandum an Investment Representation Letter in a form and substance approved by Parent (an "INVESTMENT REPRESENTATION LETTER"). The Company shall use reasonable efforts to cause all shareholders to execute and deliver to Company an Investment Representation Letter as soon as practicable possible (and shall deliver copies of the same to Parent). In the event that any Shareholder is not an "ACCREDITED INVESTOR," as defined in Rule 501(a) under the Securities Act, the Company and Parent shall take steps reasonably designed to confirm that such Shareholder is (i) capable of evaluating the merits and risks of investing in the shares of Parent Common Stock, or (ii) advised by a Purchaser Representative (as defined in Rule 501(h) promulgated under the Securities Act) in connection with such shareholder's evaluation of the Merger and the execution of the Investment Representation Letter. Parent and the Company shall each provide any Shareholders with all non-confidential information requested by such Shareholder in connection with the solicitation of the Investment Representation Letter or approval for the Merger from such Company Shareholder.

                                   ARTICLE 5
                   CONDITIONS TO THE OBLIGATIONS OF THE PARENT
                              AND MERGER SUBSIDIARY

         Notwithstanding any other provision of this Agreement to the contrary, the obligation of Parent and Merger Subsidiary to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing, or waiver by Parent, of each of the following conditions:

         5.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Company contained in this Agreement, including without limitation in the Company Disclosure Schedule (and not including any changes or additions delivered to Parent pursuant to Section 4.6), will be true, complete and accurate in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

         5.2 PERFORMANCE. The Company will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Company on or prior to the Closing.

         5.3 REQUIRED APPROVALS AND CONSENTS.

                  (a) All action required by law and otherwise to be taken by the shareholders of the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

                  (b) All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and Parent will have received copies thereof.

         5.4 AGREEMENTS AND DOCUMENTS. Parent and Merger Subsidiary will have received the following agreements and documents, each of which will be in full force and effect:

                  (a) a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 5.1, 5.2, 5.3, 5.5, 5.6 and 5.7 have been duly satisfied (unless any such condition has been waived by Parent); and

                  (b) resolutions of the board of directors of the Company and the stockholders of the Company, certified by the secretary of the Company, approving the transactions contemplated by this Agreement, including the Merger;

                  (c) Tryant shall have executed and delivered the Indemnification Agreement in the form attached hereto as Exhibit 5.4(c)(i) (the "INDEMNIFICATION AGREEMENT") and the Lock-Up/Lock-Out and Registration Rights Agreement, Parent shall have executed and delivered Lock-Up/Lock-Out and Registration Rights Agreement in the form attached hereto as Exhibit 5.4(c)(ii) (THE "LOCK-UP/LOCK-OUT AND REGISTRATION RIGHTS AGREEMENT") and the Company shall have paid all sums and issued all securities required to be issued thereunder.

         5.5 ADVERSE CHANGES. No material adverse change will have occurred in the business, financial condition, prospects, assets or operations of the Company since March 31, 2005, except as set forth in the Company Disclosure Schedule or on Schedule 5.5 attached hereto.

         5.6 NO PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of Parent, individually or in the aggregate, otherwise have a Material Adverse Effect on the Company's business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.

         5.7 LEGISLATION. No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

         5.8 APPROPRIATE DOCUMENTATION. The Parent will have received, in a form and substance reasonably satisfactory to Parent, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 5 as Parent may reasonably request.

         5.9 QUALIFICATIONS OF PENGE STOCKHOLDERS. All Shareholders shall be either "accredited investors" or "sophisticated investors" as defined under Rule 506 of Regulation D promulgated under the Securities Act; and there shall be no more than 35 "sophisticated investors."

                                   ARTICLE 6
                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

         Notwithstanding anything in this Agreement to the contrary, the obligation of the Company to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing of each of the following conditions:

         6.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Parent and Merger Subsidiary contained in this Agreement will be true, complete and accurate in all material respects as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

         6.2 PERFORMANCE. The Parent will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Parent at or prior to the Closing, including the obligations of the pre-Close officers and directors of Parent set forth in Section 4.9.

         6.3 REQUIRED APPROVALS AND CONSENTS.

                  (a) All action required by law and otherwise to be taken by the directors and stockholders of the Parent to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

                  (b) All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and the Company will have received copies thereof.

         6.4 AGREEMENTS AND DOCUMENTS. The Company will have received the following agreements and documents, each of which will be in full force and effect:

                  (a) a certificate executed on behalf of Parent by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5, 6.6 and 6.7 have been duly satisfied (unless any such condition has been waived by the Company);

                  (b) resolutions of the board of directors of Parent and the board of directors and sole stockholder of Merger Subsidiary, certified by the secretary of Parent, approving the transactions contemplated by this Agreement, including the Merger, the issuance of the Merger Consideration, the Indemnification Agreement and the Lock-Up/Leak-Out and Registration Rights Agreement.

                  (d) Tryant shall have executed and delivered the Indemnification Agreement and the Lock-Up/Leak-Out and Registration Rights Agreement, and Parent shall have executed and delivered the Lock-Up/Leak-Out and Registration Rights Agreement.

         6.5 ADVERSE CHANGES. No material adverse change will have occurred in the business, financial condition, prospects, assets or operations of Parent since March 31, 2005, except as set forth on Schedule 6.5 attached hereto.

         6.6 NO PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of the Company, individually or in the aggregate, otherwise have a Material Adverse Effect on Parent's business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.

         6.7 LEGISLATION. No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

         6.8 APPROPRIATE DOCUMENTATION. The Company will have received, in a form and substance reasonably satisfactory to Company, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 6 as the Company may reasonably request.

         6.9 INDEMNIFICATION AGREEMENT. Tryant and Parent shall have executed the Indemnification Agreement.

         6.10 LOCK-UP AGREEMENT. The officers, directors and the holders of 5% or more of Parent Common Stock shall have executed and delivered to the Parent a Lock-Up/Leak-Out and Registration Rights Agreement.

         6.11 CHANGE OF FISCAL YEAR. Parent shall have changed its fiscal year end to June 30.

         6.12 RESIGNATION OF DIRECTORS. The directors of Parent immediately prior to the Effective Time shall have executed and deliver to the Company and irrevocable resignation and consent, in form and substance reasonably satisfactory to the Company, pursuant to which, as of the Effective Time, all of the directors of Parent resign, the number of directors constituting the whole board of directors of Parent changed to three directors and Kirk Fischer, James Fischer and Lori Fischer are appoints as directors of Parent.

         6.13 OUTSTANDING SHARES OF PARENT. The number of shares of Parent Common Stock outstanding at the Effective Time, together with the number of shares of Parent Common Stock subject to any and all rights to purchase or receive Parent Common Stock outstanding at the Effective Time, shall be no more than 6.98% of the number of shares of Company Common Stock outstanding at the Effective Time.

         6.14 FINANCIAL STATEMENTS. Profile will have delivered to the Company an audited balance sheet as of December 31, 2004, audited statements of operations, cash flows and shareholders' equity for each of the two years and December 31, 2004 and unaudited financial statements for the period ended March 31, 2004.

                                   ARTICLE 7
                           TERMINATION AND ABANDONMENT

         7.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Closing by the written consent of the Company and Parent.

         7.2 TERMINATION DUE TO DELAY. This Agreement may be terminated by either the Company or Parent if the Closing is not consummated by the Termination Date (provided that the right to terminate this Agreement under this Section 7.2 will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date).

         7.3 TERMINATION FOR BREACH. This Agreement may be terminated by the board of directors of either Company or Parent if (a) representation or warranty of the other party is inaccurate or untrue in a material way, or (b) a material default is be made by the other party in the observance or in the due and timely performance of any of its covenants and agreements herein contained and, with respect to (b), such default is not cured by the defaulting party prior to the earlier of the day prior to the Effective Time or within 7 days after receipt of written notice from the non-defaulting party which indicates the basis for such default.

         7.4 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the Company or Parent pursuant to this Article 7, written notice thereof will be given to all other parties and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                  (a) Each of the parties will, upon request, redeliver all documents, work papers and other material of the other parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

                  (b) All rights and obligations of the parties hereunder shall terminate without any Liability of any party to any other party (except for any Liability of any party then in breach related to such breach).

                  (c) All filings, applications and other submissions made pursuant to the terms of this Agreement will, to the extent practicable, be withdrawn from the agency or other person to which made.

                                   ARTICLE 8
                            MISCELLANEOUS PROVISIONS

         8.1 EXPENSES. The Parent and the Company will each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby.

         8.2 SURVIVAL. As among the parties hereto, the representations and warranties of the parties shall not survive the Effective Time, at which time any action or claim based upon a breach of any representation or warranty with respect to which a complaint has not been filed shall be time barred. The foregoing shall not be deemed to limit any claim that the Company may make against Tryant under the Indemnification Agreement or alter any survival period set forth therein with respect to the representations and warrants of Parent or Merger Subsidiary.

         8.3 AMENDMENT AND MODIFICATION. Subject to applicable Law, this Agreement may be amended or modified by the parties hereto at any time with respect to any of the terms contained herein; PROVIDED, HOWEVER, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

         8.4 WAIVER OF COMPLIANCE; CONSENTS. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

         8.5 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement will entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

         8.6 NOTICES. All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally or by express courier; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgement, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or
(iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment (with written confirmation of delivery):

    If to the Company prior to the Merger:    With a copy to:
    Penge Corp.                               Parr Waddoups Brown Gee & Loveless
    1930 Village Center Circle 3, Suite 446   185 South State Street, Suite 1300
    Las Vegas, Nevada  89134                  Salt Lake City, Utah  84111
    Attn: Kirk Fischer                        Attn:  Bryan T. Allen
    Fax:  702-562-3174                        Fax: (801) 532-7750

or to such other person or address as either the Company will furnish to the other parties hereto in writing in accordance with this subsection.


    If to the Parent or Merger Subsidiary     With a copy to:
    prior to the Merger:
    Profile Diagnostic Sciences, Inc.         Leonard W. Burningham, Esq.
    1608 West 2225 South                      455 East 500 South, #205
    Woods Cross, Utah  84087                  Salt Lake City, Utah  84111
    Attn:  Jeff D. Jenson                     Fax:  801-355-7126
    Fax: 801-401-7256

or to such other person or address as Parent will furnish to the other parties hereto in writing in accordance with this subsection.

         8.7 ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties.

         8.8 GOVERNING LAW. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of Nevada (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

         8.9 JURISDICTION AND VENUE. EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF UTAH IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH PARTY ALSO AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS (I) TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 8.6 ABOVE OR THE GIVING OF NOTICES IN
SECTION 8.6 ABOVE. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR IN EQUITY.

         8.10 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile copy of any counterpart signature page to this Agreement shall be valid as an original.

         8.11 HEADINGS. The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.

         8.12 ENTIRE AGREEMENT. This Agreement, the Disclosure Schedule and the exhibits and other writings attached to or delivered at Closing in connection with this Agreement, together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as this "Agreement" or the "Agreement." There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement. Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; PROVIDED, HOWEVER, that if any such provision becomes invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

         8.13 DEFINITION OF MATERIAL ADVERSE EFFECT. "MATERIAL ADVERSE EFFECT" with respect to a party means a material adverse change in or effect on the business, operations, financial condition, properties or liabilities of that party taken as a whole; provided, however, that a Material Adverse Effect will not be deemed to include (i) changes as a result of the announcement of this transaction, (ii) events or conditions arising from changes in general business or economic conditions or (iii) changes in generally accepted accounting principles.


                             SIGNATURE PAGE FOLLOWS

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PROFILE DIAGNOSTIC SCIENCES, INC.             PENGE CORP.


By: /S/ JEFFREY JENSEN                        By: /S/ KIRK FISCHER
    ----------------------------------            ----------------
    Jeffrey D. Jenson, President                  By: Kirk Fischer
                                                  Its:CEO

PENGE ACQUISITION CORP.


By: /S/ JEFFREY JENSEN
    ----------------------------------
    Jeffrey D. Jenson, President

                        SIGNATURE PAGE - MERGER AGREEMENT

                                   EXHIBIT 1.2

                               Articles of Merger

                                EXHIBIT 5.4(C)(I)

                            Indemnification Agreement

Penge Corp.
1930 Village Center Circle, Suite 3-446
Las Vegas, Nevada 89134

Attention: Kirk Fischer, CEO

Profile Diagnostic Sciences, Inc.
1608 W. 2225 South
Woods Cross, Utah  84087

Re:               Indemnity Agreement pursuant to the Agreement and Plan of
         Merger ("Merger Agreement"), among Penge Corp., a Nevada corporation ("Penge"), Penge Acquisition Corp., a Nevada corporation ("Merger Subsidiary"), and Profile Diagnostic Sciences, Inc., a Delaware corporation ("Profile" together with Penge and Merger Subsidiary, the "Parties"); payment of the sum of $150,000 to Tryant LLC, a Delaware limited liability company ("Tryant"); and issuance of shares of Profile common stock to Tryant

Gentlemen:

         In partial consideration of the closing of the transactions contemplated by the Merger Agreement and all other related agreements (the "Closing"), the issuance by Profile to Tryant at or before the Closing of shares of Profile common stock as set forth below, and Penge's payment to Tryant $150,000 ($50,000 of which has already been paid) as set forth in the Merger Agreement, the Parties agree as follows:

1. Tryant shall indemnify and hold Penge, its officers, directors, employees and agents and each person, if any, who controls Penge within the meaning of Section 15 of the Securities Act of 1933, as amended (the "Securities Act") or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the stockholders of Penge and, following the Closing, Profile and all of its then officers, directors, employees and agents and each person, if any, who then controls Profile within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act, harmless from and against any and all liabilities (and all expenses related to the defense, compromise or settlement of any action with respect to such liabilities (including attorneys' fees)) (a) of any type or nature whatsoever of Profile existing at the Closing or arising after the Closing but relating to acts or omissions occurring at or prior to Closing, including but not limited to the expenses of Profile owed to Tryant for advances, loans or services or otherwise that were incurred prior to the Closing and audit fees for the preparation by Profile's auditors of its financial statements for the period ended June 30, 2005, or (b) arising as a result of any breach by Profile or Merger Subsidiary of, or any inaccuracy in, any of representations, warranties or covenants under the Merger Agreement at or prior to the Closing (including any diminution in value arising from any such inaccuracy or breach).

2. In case any action shall be commenced involving any person in respect of which indemnity may be sought pursuant hereto (the "Indemnified Party"), the Indemnified Party shall notify Tryant in writing. A delay in giving notice shall only relieve Tryant of liability to the extent Tryant suffers actual prejudice because of the delay. Tryant shall have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the Indemnified Party. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding or claim.

3. In consideration of the covenants of Tryant under this Agreement, Profile shall immediately prior to the Effective Time (and contingent upon the Effective Time actually occurring) issue to Tryant 759,848 shares of common stock of Profile.

4. Following completion of the closing, Tryant will pay audit fees associated with, and assist Profile in providing, two years audited income statements and a one year audited balance sheet for the period ended June 30, 2005.

5. The parties agree that all representations and warranties of Profile and Merger Subsidiary under the Merger Agreement shall survive the Closing for a period of one year following the Closing. At any time, and from time to time, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the intent and purposes of this letter agreement (this "Agreement").

6. Tryant represents and warrants to Penge that Profile is presently in compliance with all requirements applicable to it as an entity whose stock is quoted on the NASD "pink sheets," including any requirements arising as a result of the reverse stock split effected by Profile as of June 27, 2005. The CUSIP number applicable to the common stock of Profile following such reverse stock split is 743157 30 7.

7. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived only by written consent of the party to whom such compliance is owed.

8. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:
If to Tryant: 1608 W. 2225 South Woods Cross, Utah 84087

                  If to Penge:       1930 Village Center Circle, Suite 3-446
                                     Las Vegas, Nevada  89134

                  If to Profile:     1608 West 2225 South
                                     Woods Cross, Utah  84087

9. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation or communication, whether oral or written, between the parties hereto relating to the transaction contemplated herein or the subject matter hereof.

10. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Utah without giving effect to principles of conflicts of laws, and any action to enforce the terms and provisions hereof may only be brought in the federal and state courts situated in Salt Lake County, Utah.

11. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

12. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. In the event of default hereunder by either party, the prevailing party in any proceeding to enforce this Agreement shall be entitled to recover attorney's fees and costs and such other damages as may have been caused by the default of the defaulting party.

14. This Agreement shall survive the Closing.


                                   TRYANT, LLC


Dated: ___________________          By__________________________________
                                       Jeffrey D. Jenson, Manager


                                       PROFILE DIAGNOSTIC SCIENCES, INC.

Dated: ___________________          By_________________________________
                                       Jeffrey D. Jenson, President

                                       PENGE CORP.

Dated: ___________________          By_________________________________
                                       Kirk Fischer, CEO

                               EXHIBIT 5.4(C)(II)

               Lock-Up/Leak-Out and Registration Rights Agreement

                              LOCK-UP/LEAK-OUT AND
                          REGISTRATION RIGHTS AGREEMENT


         THIS LOCK-UP/LEAK-OUT AGREEMENT (the "Agreement") is made and entered into as of June 30, 2005, between Profile Diagnostic Sciences, Inc., a Delaware corporation (the "Company"), and Tryant LLC, a Delaware limited liability company ("Tryant" or the "Shareholder").

                                    RECITALS

         WHEREAS, the Company intends to enter into an Agreement and Plan of Merger (the "Merger Agreement") between the Company; a wholly-owned Nevada subsidiary of the Company ("Subsidiary"); and Penge Corp., a Nevada corporation ("Penge"), pursuant to which the execution and delivery of this Agreement is a condition precedent to the closing of the Merger Agreement; and

         WHEREAS, all capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement; and

         WHEREAS, in order to facilitate the consummation of the transactions contemplated by the Merger Agreement and to provide for an orderly market for the post-Merger common stock of the Company (the " Common Stock"), the Company and Tryant have agreed to enter into this Agreement and to restrict the sale, assignment, transfer, conveyance, hypothecation or alienation of such Common Stock, all on the terms set forth below.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Notwithstanding anything contained in this Agreement, the Shareholder may transfer his/its shares of Common Stock to his/its affiliates, partners in a partnership, subsidiaries and trusts, or spouses and lineal descendants for estate planning purposes, provided that the transferee (or the legal representative of the transferee) executes an agreement to be bound by all of the terms and conditions of this Agreement in connection with the resale of the Common Stock acquired.

         2. In the event that the Company files a registration statement with the Securities and Exchange Commission (the "SEC") for the Common Stock (a "Registration Statement"), Tryant and succeeding holders of its Common Stock are hereby granted piggy-back registration rights for all previously unsold shares of Common Stock held by Tryant at the Effective Time, without cost or expense to them, save for their respective attorneys' fees and underwriting costs and sales commissions related to the sale of their Common Stock. Notwithstanding the foregoing, if the SEC or any other regulatory agency or the Company determines that the securities held by Tryant and its designees are subject to registration requirements imposed by the so-called Wulff Letter correspondence of the SEC dated January 21, 2000, Tryant and its designees are hereby granted piggy-back registration rights on all Common Stock then held by Tryant and its designees on the date of any such determination; and the Company shall be required to file a registration statement with the SEC at its sole cost and expense within six (6) months of any such determination, for the benefit of such holders.

         3. Except as otherwise expressly provided herein, and except as the Shareholder may be otherwise restricted from selling shares of Common Stock under applicable United States or state securities laws, rules and regulations, the Shareholder may only sell Common Stock subject to the following conditions for the twenty-four (24) months commencing on the effective date of the Registration Statement (the "Lock-Up/Leak-Out Period"):

                  3.1 With respect to fifty percent (50%) of the shares of Common Stock owned by the Shareholder, the Shareholder shall be allowed to sell 1/12th of such shares of Common Stock per month for the first twelve (12) months of the Lock-Up/Leak-Out Period.

                  3.2 With respect to the remaining fifty percent (50%) of the shares of Common Stock owned by the Shareholder, the Shareholder shall be allowed to sell 1/12th of such shares of Common Stock per month for the second twelve (12) months of the Lock-Up/Leak-Out Period.

                  3.3 All shares of Common Stock sold in accordance with Sections 3.1 and 3.2 above shall be sold on a non-cumulative basis, meaning that if Shareholder sold no Common Stock sold during a month while Common Stock was qualified to be sold under Sections 3.1 and 3.2 above, those unsold shares could not be sold in the next successive month; and like wise, if only part of the Common Stock that could be sold during any monthly period was sold, the Shareholder may not cumulate the unsold portion of that month's allotment to the next month, and so forth. The Shareholder agrees that all sales of his/its Common Stock will be made at no less than the best "asked" prices, and no sales will be made at the "bid" prices for the Common Stock.

                  3.4 Except as otherwise provided herein, all Common Stock shall be sold in "broker's transactions" and the Shareholder will comply with the "manner of sale" requirements set forth in Rule 144(f) under the Securities Act of 1933, as amended, during the Lock-Up/Leak-Out Period.

                  3.5 An appropriate legend describing this Agreement shall be imprinted on each stock certificate representing Common Stock covered hereby, and the transfer records of the Company's transfer agent shall reflect such appropriate restrictions.

                  3.6 The Shareholder agrees that he/it will not engage in any short selling of the Common Stock during the Lock-Up/Leak-Out Period.

                  4. Notwithstanding anything to the contrary set forth herein, the Company may, in its sole discretion, at any time and from time to time, waive any of the conditions or restrictions contained herein to increase the liquidity of the Common Stock or if such waiver would otherwise be in the best interests of the development of the trading market for the Common Stock.

                  5. In the event of a "Change of Control" (as defined hereafter), then this Agreement shall terminate as of the closing of such event and the Common Stock restricted pursuant hereto shall be released from such restrictions. For the purposes of this paragraph, "Change of Control" means a change in the beneficial ownership of the Company after the Effective Time upon and as a result of:

                           (a) The acquisition by any "person" (as such term is
                  used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than persons who were shareholders of the Company immediately after the Effective Time, the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, in a single transaction or a series of related transactions of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; or

                           (b) The shareholders of the Company approving and the
                  Company consummating a merger or consolidation of the Company with any other entity, or the sale of all or substantially all of the Company's assets to another entity, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as herein above defined) acquires 50 percent or more of the combined voting power of the Company's then outstanding securities, or (C) a sale or other transfer of all or substantially all of the Company's assets to another entity if the shareholders of the Company immediately prior to the sale own immediately after the sale more than fifty percent (50%) of the combined voting power of the equity interests in the acquirer.

                  6. Except as otherwise provided in this Agreement or any other agreements between the parties, the Shareholder shall be entitled to his/its respective beneficial rights of ownership of the Common Stock, including the right to vote the Common Stock for any and all purposes.

                  7. The number of shares of Common Stock included in any monthly allotment that can be sold by the Shareholder and the per share price restrictions covered by this Agreement shall be appropriately adjusted should the Company declare a dividend or distribution, undergo a forward split or a reverse split or otherwise reclassify its shares of Common Stock.

                  8. This Agreement may be executed in any number of counterparts with the same force and effect as if all parties had executed the same document.

                  9. All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by certified mail, return receipt requested, overnight delivery or hand-delivered to all parties to this Agreement, to the Company at 1608 West 2225 South, Woods Cross, Utah 84087; and to the Shareholder, at the address below. All notices shall be deemed to be given on the same day if delivered by hand or on the following business day if sent by overnight delivery or the second business day following the date of mailing.

                  10. The resale restrictions on the Common Stock set forth in this Agreement shall be in addition to all other restrictions on transfer imposed by applicable United States and state securities laws, rules and regulations.

                  11. If the Company or the Shareholder fail to fully adhere to the terms and conditions of this Agreement, such party shall be liable to the other party for any damages suffered by reason of any such breach of the terms and conditions hereof. The Shareholder agrees that in the event of a breach of any of the terms and conditions of this Agreement by the Shareholder, that in addition to all other remedies that may be available in law or in equity to the Company, a preliminary and permanent injunction, without bond or surety, and an order of a court requiring the Shareholder to cease and desist from violating the terms and conditions of this Agreement and specifically requiring the Shareholder to perform his/its obligations hereunder is fair and reasonable by reason of the inability of the parties to this Agreement to presently determine the type, extent or amount of damages that the Company may suffer as a result of any breach or continuation thereof.

                  12. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be amended except by a written instrument executed by the parties hereto.

                  13. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah applicable to contracts entered into and to be performed wholly within said State; and the Company and the Shareholder agree that any action based upon this Agreement may be brought in the United States and state courts of Utah only, and each submits himself/itself to the jurisdiction of such courts for all purposes hereunder.

                  14. In the event of default hereunder, the non-defaulting parties shall be entitled to recover reasonable attorney's fees incurred in the enforcement of this Agreement.

         IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.

                                    PROFILE DIAGNOSTIC SCIENCES, INC.


Date: _______________.              By___________________________________
                                       Jeffrey D. Jenson, President



                                            SHAREHOLDER:


                                    _______________________________________
                                            Print Name

Date: _______________.              _______________________________________
                                            Sign Name

                           Company Disclosure Schedule

                           Parent Disclosure Schedule



                                       41